Materials Prepared for Discussion November 18, 2003 Banc of America Securities provides investment banking and securities products domestically and offshore. Other products and services, including products and services that may be referenced in the accompanying materials, may be provided through affiliates of Banc of America Securities. Banc of America Securities prohibits employees from offering a favorable research rating or specific price target or changing a rating or target to get a mandate and Banc of America Securities prohibits research analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investor clients. Copyright 2003 Banc of America Securities LLC. Banc of America Securities LLC, member NYSE/NASD/SIPC, is a subsidiary of Bank of America Corporation. Project HOT ROD

Executive Summary Going Private Overview Going Private Process Overview of HOT ROD Valuation Observations BAS Qualifications Appendix A. Valuation Observations Detail Table of Contents

Executive Summary

HOT ROD Executive Summary Banc of America Securities ("BAS") has assembled an experienced team to work with HOT ROD John Murphy Managing Director (213) 228-3313 jkmurphy@bofasecurities.com Ron Will Vice President (213) 228-5830 ron.will@bofasecurities.com MID-CAP INVESTMENT BANKING MERGERS & ACQUISITIONS Brad Matsik Principal (415) 627-2910 bwmatsik@bofasecurities.com Stephanie Andre Associate (415) 627-3116 stephanie.andre@bofasecurities.com Keith Emerson Analyst (415) 913-4309 keith.y.emerson@bofasecurities.com COMMERCIAL BANKING Bob Lovie Senior Vice President 310-785-6058 robert.lovie@bankofamerica.com Bill Swiontek Senior Vice President 213-345-6912 william.c.swiontek@bankofamerica.com Bob King, Jr. Senior Vice President 818-704-2273 robert.k.king_jr@bankofamerica.com

BAS is pleased to continue its ongoing dialogue with HOT ROD regarding strategic alternatives Executive Summary BAS understands that the Company is considering a Going Private transaction HOT ROD is an attractive going private candidate: Strong cash flow generation capabilities Low capital expenditure requirements relative to EBITDA Strong asset collateral value Diversified customer base Strong management team Defendable business niche Substantial insider ownership A Going Private transaction would also give HOT ROD several advantages: Removal of public market costs Longer-term strategic focus versus short-term EPS focus However, HOT ROD will be subject to certain financing challenges: Stock has performed well despite recent operating performance Company aversion to debt Family unwillingness to cede control of the Company Realizing that the Family is not contemplating a change of control at this time, BAS believes that a Go Private transaction financed with all debt is the most suitable alternative

BAS is pleased to continue its ongoing dialogue with HOT ROD regarding strategic alternatives Executive Summary Our agenda for today's meeting is to discuss the following items: HOT ROD's current financial and strategic goals and objectives Potential financing alternatives and key considerations in a Going Private transaction Valuation observations for the industry BAS is well-positioned to advise HOT ROD in these matters: Mergers & Acquisitions expertise - Dedicated and experienced mid-cap M&A team with solid track record advising management, owners, and special committees in strategic transactions Financing expertise - Leadership across all capital products, providing expert guidance and execution

Going Private Overview

Drivers for Going Private activity The costs and expectations of operating as a public company can be burdensome Substantial costs imposed by Securities and Exchange Act compliance, including SEC filing fees and costs in preparing periodic reports Expenses relating to stockholder relations and meetings, auditing and legal fees, transfer agents and state certificates Necessity for disclosure of financial and other competitively disadvantageous information Exposure to stockholder litigation Market pressure to maximize short-term profitability at the expense of long-term growth Furthermore, recent regulation and several high profile legal cases have further increased the demands on public company management teams Reg FD (Full Disclosure) Sarbanes-Oxley has imposed a greater level of personal liability on management and board members Cost and availability of Directors and Officers (D&O) insurance coverage Availability and willingness of independent outsiders to take board seats Many public companies bear these costs but benefit little from the public equity markets Perceived undervaluation Lack of research coverage Minimal trading volume Few institutional investors Creditor, customer and employee concerns resulting from low stock prices Companies who absorb the costs and liabilities of operating as a publicly-traded company, yet do not receive the benefits of liquidity may consider a going private transaction Going Private Overview

Advantages and considerations of Going Private ADVANTAGES CONSIDERATIONS Eliminates costs associated with being a public company Absence of public equity market scrutiny and short term EPS focus Depending on financing structure, allows for continuing control of the Company by the HOT ROD family Ability to preserve any future value creation exclusively for the HOT ROD family Depending on financing structure, current shareholders can achieve all or partial liquidity and are bought out at a premium Opportunity to incentivize management for long term value creation Current valuation of Company will make this an expensive transaction Possible need for "market test" to satisfy fiduciary and regulatory obligations (13e-3 transaction) Independent committee of the Board of Directors will have to be formed to represent the public shareholders Loss of liquidity and potential access to capital in public equity market Increased leverage; debt burden increases risk of financial distress Long-term growth strategy may be constrained due to focus on cash flow and debt service, rather than on long term investments such as R&D No public stock for use in future acquisitions Going Private Overview

Advantages and considerations of potential Going Private financing solutions Going Private Overview ALL DEBT DEBT & MINORITY EQUITY INVESTMENT BY FINANCIAL BUYER DEBT & MAJORITY EQUITY INVESTMENT BY FINANCIAL BUYER Advantages Considerations Allows for continuing control of the Company by the HOT ROD family Other shareholders achieve liquidity and are bought out at a premium Bank debt is a relatively inexpensive form of capital Preserves all future value creation for HOT ROD family Avoids bringing in external equity investors Results in high leverage, which could decrease operating flexibility and increase risk of financial distress Bank debt has more restrictive covenants than other forms of debt Bank debt has a shorter tenor than other forms of leverage, putting pressure on HOT ROD to meet a strict repayment schedule Mezzanine investors, if applicable, will require higher returns and/or warrants representing ownership in HOT ROD in order to boost their return Enables insiders to achieve partial liquidity at a premium while allowing the HOT ROD family to maintain control over the Company Introduces a private equity investor that would bring both strategic and financial benefits New investor is highly motivated to increase the Company's value through organic growth and acquisitions Better positions the Company for possible future liquidity events Probably not feasible Results in high leverage, which could decrease operating flexibility and increase risk of financial distress More complex and difficult transaction to successfully complete compared to all debt financing Current market valuation makes private equity investment difficult New investor would expect a role in the corporate governance of the Company Investor will require an exit strategy, creating the need for a second strategic transaction or other liquidity mechanism (put/call, demand registration rights, etc.) Provides a liquidity event at a premium for all shareholders who desire to exit Those who desire to remain with the Company can "roll" their shares Introduces a private equity investor that would bring both strategic and financial benefits New investor is highly motivated to increase the Company's value through organic growth and acquisitions Better positions the Company for possible future liquidity events Probably not feasible Family would sell control of the Company More complex and difficult transaction to successfully complete compared to all debt financing Current market valuation makes private equity investment difficult Results in high leverage, which could decrease operating flexibility and increase risk of financial distress Investor will require an exit strategy, creating the need for a second strategic transaction or other liquidity mechanism (put/call, demand registration rights, etc.)

Assumptions for Going Private (For illustrative purposes only) Going Private Overview Assumes the repurchase of: All shares and in-the-money options outstanding held by the public (e.g. institutions and retail) All shares and in-the-money options held by Company employees excluding officers All shares held in the Company's 401k plan Enough shares held by V. Edelbrock to generate $6 million in pre-tax proceeds All $6.9 million of cash on the Company's balance sheet at the time of the transaction is used towards the repurchase of outstanding shares Maximum debt capacity of $30 million in revolving credit facility and $15 million in senior term loan, both at LIBOR + 250bps $1 million reduction in annual SG&A expenses beginning at the time of the transaction to reflect the elimination of public company expenses Analysis at various premiums to HOT ROD's closing stock price of $11.75 on November 14, 2003 Assume transaction occurs on December 31, 2003 Based on 4.459MM shares outstanding and 0.566MM options outstanding with an average strike price of $11.90, per Form 10-Q for the quarterly period ended September 25, 2003 and Form 10-K for the fiscal year ended June 30, 2003. Calculated pursuant to treasury stock method. Assumes vesting of all outstanding options upon transaction.

Analysis at various prices Going Private Overview Based on 4.459MM shares outstanding and 0.566MM options outstanding with an average strike price of $11.90, per Form 10-Q for the quarterly period ended September 25, 2003 and Form 10-K for the fiscal year ended June 30, 2003. Calculated pursuant to treasury stock method. Assumes vesting of all outstanding options upon transaction. Includes add-back of $1 million in annual SG&A expenses beginning at December 31, 2003 to reflect elimination of public company expenses.

Going Private Overview Comparable company leverage analysis TOTAL DEBT / EBITDA EBITDA / INTEREST Median = 1.8x Median = 4.2x Median = 7.9x Median = 3.3x (EBITDA - CAPEX) / (INTEREST + DIVIDENDS) (EBITDA - CAPEX) / (INTEREST + PRINCIPAL REPAYMENTS) Median = 1.1x Median = 1.0x Median = 6.5x Median = 2.2x (a) For illustrative purposes only, HOT ROD's credit statistics are pro forma for a Go Private transaction assuming a 30% premium. (a) (a) (a) (a)

Recent selected Going Private transactions Going Private Overview 2002 and YTD 2003 has seen relatively high numbers of going private announcements Median initial premiums paid to stock price one-day prior to announcement has been 35.9% since January 2001 (a) Source: Thompson Financial SDC Platinum as of November 14, 2003 and news releases. Includes domestic going private transactions announced from 2001 to the present with Enterprise Value between $25 million and $1billion. Excludes strategic buyers. (b) Premium based on initial offer price.

Recent selected Going Private transactions (continued) Going Private Overview (a) Source: Thompson Financial SDC Platinum as of November 14, 2003 and news releases. Includes domestic going private transactions announced from 2001 to the present with Enterprise Value between $25 million and $1billion. Excludes strategic buyers. (b) Premium based on initial offer price. (c) Herbalife premiums represent premiums for Class B shares.

Going Private Process

Going Private Process Development Familiar with business and prospects Understand the management group objectives Advise on a transaction strategy Approach Message Delivery Terms Conduct valuation analysis - appropriate purchase price Tactical navigation Offer letter preparation Structural guidance and review Public Offer Communications strategy support - announcement through closing Articulation of proposal to the Special Committee and other constituents Participate in negotiations with the Special Committee, its separate advisors and investment bankers Value Contract terms Deal protection Advisor-to-advisor dynamic Protect principal relationship Matters of record Documentation Procedures Support BAS is uniquely qualified to assist in all key aspects of a Going Private transaction Implementation Review HOT ROD's 13e-3 proxy materials Monitor transaction developments Market response Arbitrage activity Trading / market environment Tactics in response to deal challengers Market intelligence Institutions Shareholders Trading activity Financing Execution on all sources of financing in the context of the acquisition process, to the extent requires Bridge Revolver Term debt Mezzanine debt Equity Unique ability to arrange for all financing sources within one financial institution Seamless integration Timing advantaged Financing expertise Product knowledge Market tone and trading flow Negotiation of optimal terms

TYPICAL TIMEFRAME IS 4 TO 7 MONTHS Going Private Process Development (1 to 2 months) Public Offer (1 to 2 months) Implementation (2 to 3 months) Determine feasibility of proposed transaction Due diligence Development of Go Private strategy and financial model Prepare marketing materials, if applicable Select financial sponsor Develop proposal Arrange preliminary financing Inform Board of intention to make proposal Arrange financing and finalize terms of proposal Official proposal made to Board of Directors Formation of Special Committee Public announcement Special Committee selects independent investment banker and legal counsel Special Committee reviews fairness of transaction and possibly conducts market test Fairness opinion given to Special Committee by its independent investment banker Special Committee recommends transaction to shareholders and executes merger agreement Preparation of merger proxy and other legal documents (13e-3 filings) Proxy statement mailed Shareholder vote to approve transaction Overview of key steps in Going Private process

Once the viability of a Go Private has been evaluated, management and the financial sponsor (if applicable) approach the Board with a proposal (ideally a fully-funded proposal with minimal conditions) Formation of a Special Committee A "Special Committee" of the board is formed, consisting of outside directors who are not participating in the buyout In HOT ROD's case, the Special Committee would likely comprise of all, or a combination of, Jerry Herbst, Dr. Cornelius J. Pings, Ralph O. Hellmold, and Timothy D. Pettit The Special Committee represents the interests of the public shareholders, and hires separate legal and financial advisors Most going private transactions are accomplished on a friendly basis with the support of the Special Committee Procedural issues 13e-3 IN GOING PRIVATE TRANSACTIONS Rule 13e-3 applies to Going Private transactions and is designed to protect the interests of unaffiliated shareholders In order to ensure fairness, the company's board forms a Special Committee consisting of directors unaffiliated with the controlling shareholders or management Under Rule 13e-3, significantly more disclosure is required than in a typical merger All studies and analysis prepared by investment bankers and shared with the Board or Special Committee must be publicly disclosed Negotiate best available deal on behalf of minority shareholders Not necessarily highest value deal Negotiate changes to proposal to benefit minority stockholders Strive to ensure that all material facts and circumstances of the transaction that are known to the parties are disclosed Evaluate the feasibility of proposed transaction Evaluate the fairness of the transaction's financial terms Solicit bids from other parties or investigate other alternatives ROLE OF SPECIAL COMMITTEE Going Private Process

Rule 13e-3 disclosure SEC Rule 13e-3 provides for more stringent disclosure and procedural requirements to protect against potential unfair treatment of minority and other unaffiliated shareholders Significant additional disclosure requirements include: Description of certain contacts, transactions or negotiations between the affiliated party and the target Description of any plans or proposals of the affiliated party or the target, including corporate or business transactions and changes to the board of directors which are expected to occur after the transaction Description of the purposes and effects of, and the alternatives and reasons for, the transaction, including the benefits and detriments to the shareholders and the target Statement as to whether the filing entity reasonably believes the transaction is fair or unfair to the unaffiliated shareholders Third-party reports, opinions and appraisals relating to the transaction Other required materials such as: relevant loan agreements, fairness opinions, asset appraisals, documents setting forth the terms of any arrangements, contracts, understandings or relationships between the affiliated party and the target Going Private Process

Other considerations Going Private proposal may be conditional upon, among other things: Obtaining 90% of the outstanding shares Having a majority of the shareholders other than the controlling shareholder and its affiliates tender their shares Receipt of a written fairness opinion provided by the financial advisor to the Special Committee of the Board of Directors, approval of the proposed transaction by the Special Committee, the Board of Directors and/or the majority of the Company's unaffiliated stockholders i.e., Special Committee does not strongly oppose the transaction Receipt of satisfactory financing for the proposed transaction Expiration of any applicable waiting period under Hart-Scott-Rodino statutory requirements Risk of competing bids The process of going private effectively puts the Company "in play" The Special Committee may choose to conduct a "market test" to determine if a higher valuation can be achieved in a sale to a third party HOT ROD family and employee ownership limits likelihood of any competing bids Litigation The inherent conflicts involved in a going private transaction may invite litigation from disgruntled shareholders Such litigation will likely allege, among other things, breach of fiduciary duty by the target board and by the controlling shareholder and will seek damages and equitable relief, including injunctive relief If proper procedures are followed and disclosure is adequate, adequate defenses exist to successfully fight such litigation Going Private Process

Uncertainty The impact on the company if the deal collapses (perception of the company as "damaged goods") Expenses Insiders may seek reimbursement of expenses from the company if the transaction is not successful Distracted Management The impact of the transaction on the management and employees may impact morale and operations Employee Benefit Agreements: Devices such as severance packages and stock option plans may be put into place by the disinterested board to encourage executives and other key employees to cooperate and remain with the business during the term of the transaction Such incentives should be reasonable under the circumstances Selling and Rollover Shareholder Tax Considerations: To the extent that equity is "rolled over" on shares held by the existing shareholders, no tax on the portion rolled over is generally incurred Shareholders simply retain a portion of their former stock holdings, or there is a tax free exchange under either Section 354 or 1036 Proceeds received by the selling shareholders are normally taxable upon receipt as either ordinary income or capital gains If the shareholders sell their shares directly to the acquiror, capital gain treatment would apply If the shareholders receive proceeds in the form of a dividend, ordinary income treatment would apply Other issues & considerations Going Private Process

Overview of HOT ROD

Overview of HOT ROD Income Statement Cash Flow Capitalization & Credit Data Profitability Ratios Summary financial overview ($ in millions, except per share data) Per Form 10-K for the annual period ended June 30, 2003 and Form 10-Q for the quarterly period ending September 25, 2003. Adjusted to exclude unusual and nonrecurring items. Projections per Company and BAS estimates. Includes add-back of $1 million in annual SG&A expenses beginning at December 31, 2003 to reflect elimination of public company expenses. Calculated as (EBITA x (1-Tax Rate))/(Total Debt + Min. Int. + Pref. Stock + Shareholders' Equity + Deferred Taxes - Cash).

Overview of HOT ROD Trading Summary LTM Trading Performance Source: FactSet Research Systems, Inc. Based on closing stock prices through November 14, 2003. Last twelve months stock price performance

Source: FactSet Research Systems Inc. Based on closing stock prices through November 14, 2003. Large Cap Peer Index is equal-weighted and consists of ArvinMeritor, Inc. (ARM), Dana Corp. (DCN), Superior Industries International, Inc. (SUP), and Tenneco Automotive Inc. (TEN). Mid/Small Cap Peer Index is equal-weighted and consists of Aftermarket Technology Corp. (ATAC), Motorcar Parts and Accessories, Inc. (MPAA), R&B, Inc. (RBIN), and Standard Motor Products, Inc. (SMP) Overview of HOT ROD Indexed Stock Performance Summary Stock Performance HOT ROD S&P 500 Relative stock price performance Large Cap Peer Index Mid/Small Cap Peer Index

Based on 4.459MM shares outstanding and 0.501MM options exercisable with an average strike price of $12.20, per Form 10-Q for the quarterly period ended September 25, 2003 and Form 10-K for the fiscal year ended June 30, 2003. Calculated pursuant to treasury stock method. Per Form 10-K dated June 30, 2003 and Form 10-Q dated September 25, 2003. Adjusted to exclude unusual and nonrecurring items. Includes add-back of $1 million in annual SG&A expenses beginning at December 31, 2003 to reflect elimination of public company expenses. Overview of HOT ROD Public Market Valuation Implied Multiples Current trading statistics (Shares and $ in millions, except per share data)

Overview of HOT ROD % of LTM Volume Traded in Share Price Range Cumulative Volume Analysis of shares traded - Latest Twelve Months Source: FactSet Research Systems Inc. as of November 14, 2003. Current Price (11/14/03): $11.75

Overview of HOT ROD Insider Holdings Institutional and Public Holdings Per Proxy Statement dated October 17, 2003. Per CDA Shareworld as of November 4, 2003. Per Form 10-K for the annual period ended June 30, 2003 and Form 10-Q for the quarterly period ending September 25, 2003. Includes exercisable options using treasury stock method. Ownership summary (Shares in millions)

Overview of HOT ROD Source: Proxy Statement dated October 17, 2003. HOT ROD Board of Directors Board of directors

Valuation Observations

Valuation Observations Valuation Enterprise Value Multiples Equity Value Multiples Analysis at various prices (Shares and $ in millions, except per share data) Based on 4.459MM shares outstanding and 0.566MM options outstanding with an average price of $11.90, per Form 10-Q for the quarterly period ended September 25, 2003 and Form 10-K for the fiscal year ended June 30, 2003. Calculated pursuant to treasury stock method. Assumes vesting of all outstanding options upon transaction. Form 10-Q for the quarterly period ended September 25, 2003. Includes add-back of $1 million in annual SG&A expenses beginning at December 31, 2003 to reflect elimination of public company expenses.

ENTERPRISE VALUE / LTM NET SALES ENTERPRISE VALUE / LTM EBITDA Valuation Observations Note: Based on closing stock prices on November 14, 2003 and publicly available sources. Medians exclude HOT ROD. Median Selected publicly traded companies multiples ENTERPRISE VALUE / LTM EBIT LTM P/E Median = 0.7x Median = 5.4x Median = 0.5x Median = 5.9x Median = 6.6x Median = 9.5x Median = 10.1x Median = 7.4x

Valuation Observations Selected comparable precedent transactions

Valuation Observations Selected comparable precedent transactions

Valuation Observations Selected comparable precedent transactions (a) Omits high and low values.

BAS Qualifications

Source: FactSet Research Systems, as of 11/14/03. * Note: Bank of America is shown pro-forma for Bank of America/FleetBoston merger, expected to close in June 2004. Integrated Corporate and Investment Banks Stand Alone Investment Banks We have created an integrated team that combines a full service Investment Bank with the strength of a leading Commercial Bank Bank of America Among the world's largest universal banks $933 billion in Assets, $68 billion Equity Base Loan portfolio of over $499 billion Global presence in 31 countries #1 U.S. retail bank with over 33 million households #1 U.S. Banking Deposits (9.8% market share) #1 lead arranger of domestic loan syndications Banc of America Securities ("BAS") Full service Investment Banking capabilities Focused on 8 key growth sectors 660 investment bankers worldwide $8.8 billion in 2002 revenues 25% of Bank of America's 2002 revenues and 19% of 2002 net income BAS Qualifications MARKET CAPITALIZATION ($ in billions) Bank of America, N.A. Ratings S&P A-1+ / AA- Moody's P-1 / Aa1 Fitch F-1+ / AA Duff & Phelps D-1+ / AA

BAS Qualifications BAS MARKET SHARE (%) BAS' delivery of financial and intellectual capital to its clients has produced large market share gains Source: Thomson Financial Securities Data Corporation. (a) BAS estimate of Investment Banking fees for completed transactions. Includes loan syndication fees in addition to products shown. Corporations are attracted to the integrated corporate and investment banking model (a)

BAS Qualifications Integrated approach of working with the corporate finance teams to deliver high quality sell-side advisory and execution services to clients Dedicated bi-coastal team of professionals dedicated to the sales and divestiture group Mergers & Acquisitions Loan Syndications Dominant lead arranger, consistently ranked #1 based on number of deals in middle market Strong industry focus with #1 market position across most industries Significant capital availability allows for the best structure and execution Private Senior & Junior Debt Consistently ranked #1 for private debt placements (includes junior capital) Dedicated team of professionals with strong institutional relationships; largest provider to 15 of the top 20 purchasers High Yield Debt Strong franchise known from bringing high quality transactions to the market Provides an integrated one-stop leveraged finance capability through coordinated efforts with leverage finance and bridge finance groups Private Equity Dedicated group of professionals focusing on private placements, PIPEs and spinouts Strong knowledge of current markets as well as relations with investors Equity & Equity Linked Leading underwriter of equity and equity-linked transactions with bulge bracket trading and distribution capabilities Broad sales coverage and deep investor relationships deliver superior results Extensive retail network generates incremental demand Strong position across all products enables BAS to provide optimal solutions and best execution

BAS Qualifications Dedicated M&A Group 80 professionals exclusively dedicated to M&A 20 senior Managing Directors with an average 15 years of M&A experience Offices in New York, Chicago, Charlotte, San Francisco and London Industry Specialized M&A Teams Senior M&A professionals with in-depth industry knowledge, expertise and relationships M&A industry teams partnered with industry coverage groups in: Consumer, Financial Institutions, General Industrial, Healthcare, Media/Telecom, Natural Resources, Real Estate and Lodging, Retail, Technology Organized to provide strategic insight and ideas State-of-the-Art Capabilities Structured Solutions (Accounting and Tax) Corporate Sales and Divestitures Transaction Development Integrated Capital Solutions from Full Service Platform Seamless coordination of advisory, financing and industry experts World-class equity and debt distribution Powerful balance sheet supports leading acquisition finance capability Highest Standards Straightforward, honest advice focused solely on client objectives Scrupulous attention to maintaining client confidentiality Focused on long-term client relationships, not just executing transactions Dedicated senior-level attention to provide superior client service Differentiated M&A approach yields superior advice and client service

The M&A group has formed a Corporate Sales & Divestitures Group to focus exclusively on the sale of middle market companies The CSD Group currently has 14 dedicated professionals with bankers in New York, San Francisco, and Charlotte The CSD Group sources transactions from BAS investment banking clients, commercial and private bank clients and financial sponsors The CSD Group provides: Experienced, highly qualified professionals focused on the sale of public and private companies Dedicated senior level attention at all stages of execution Dedicated commitment to private company transactions The goal of the CSD Group is to work with our industry focused banking teams and our mid-cap corporate finance teams to deliver high quality sell-side advisory and execution services to BAS clients Particularly in today's M&A market, a successful sale transaction takes the experience and commitment of dedicated professionals to develop the: Right transaction process Right buyer universe Right positioning of the Company Right marketing materials Right strategy for negotiation BAS' model for sell-side execution provides clients with the benefit of all of the bank's resources and relationships and the focus of a dedicated and experienced M&A execution team BAS Qualifications Focus on middle-market M&A

BAS is a top three provider of M&A advisory services BAS Qualifications Source: Thomson Financial Securities Data Corporation as of October 29, 2003. Full Credit to Target and Acquiror Advisors. U.S. Targets only; Announced Deals - Excludes Splitoffs, Withdrawn Deals and Open Market Repurchases, ranked by dollar volume of transactions. ($ in millions)

BAS Qualifications BAS expertise in middle market M&A ($ in millions) CAREER CHOICES, INC. Keystone Holdings LLC

BAS Qualifications Selected recent BAS Special Committee/Affiliated Party transactions ($ in millions)

Appendix A: Valuation Observations Detail

Analysis of selected publicly traded comparable companies Valuation Observations Detail * Outliers excluded from Summary Multiples and Statistics. Note: Fiscal years ending between November 31 and February 1 not calendarized-all other data calendarized to conform to December 31 fiscal year end. (a) Based on closing stock prices on November 14, 2003. (b) Assumes in-the-money exercisable options are exercised and proceeds from such exercise are used to repurchase common stock at the market price (treasury method). In certain cases, also assumes the conversion of significantly in-the-money convertible debt and preferred issues. (c) Calculated as Equity Value plus total debt, minority interest (at book value unless otherwise noted) and preferred stock, less cash & equivalents. (d) Represents Revenues or Net Sales. (e) Earnings before Interest, Taxes, Depreciation and Amortization. (f) Earnings before Interest and Taxes. (g) Common Shareholders' Equity. (h) Earnings per share. (i) Calculated as current 2004P P/E ratio divided by five year estimated earnings per share growth rate. (j) Calculated as most recent dividend payment annualized (regular payments) or summation of dividend payments in the last twelve months (irregular payments) divided by the stock price.

Analysis of selected publicly traded comparable companies Valuation Observations Detail Note: Fiscal years ending between November 31 and February 1 not calendarized - all other data calendarized to conform to December 31 fiscal year end. Note: All financial results exclude extraordinary items, one time charges, accounting changes and discontinued operations. Please consult the Company's public documents for more information. (a) Includes cash, cash equivalents, short-term investments and investments in affiliates as noted on individual Company footnotes. (b) Includes debt, minority interest (at book value unless otherwise noted) and preferred stock. Convertible securities that are not significantly in-the-money are included. (c) Common Shareholders' Equity.

Analysis of selected publicly traded comparable companies Valuation Observations Detail * Outliers excluded from Summary Margins & Growth Rates. Note: Fiscal years ending between November 31 and February 1 not calendarized - all other data calendarized to conform to December 31 fiscal year end. (a) Cumulative Annual Growth Rate calculated based on growth from the company's latest fiscal year results to the company's projected fiscal results. (b) As per Bloomberg as of November 14, 2003. Growth rate of actual historical five year fiscal EPS growth. (c) As per First Call consensus estimates on November 14, 2003. Growth rate of projected five year fiscal year EPS growth. I/B/E/S consensus utilized if no First Call data available.

Analysis of selected publicly traded comparable companies Valuation Observations Detail * Outliers excluded from Summary Trading Performance & Other Statistics. (a) Primary shares as stated on the front cover of the Company's latest financial statements, adjusted for any share splits or share dividends. (b) Calculated as primary shares adjusted assuming in-the-money exercisable options are exercised and proceeds from such exercise are used to repurchase common stock at the market price (treasury method). (c) Based on Barra's projected beta as of November 14, 2003. (d) Calculated as Net Income, as adjusted, divided by average total assets. (e) Calculated as Net Income, as adjusted, divided by average common shareholders equity. (f) Calculated as ((LTM EBITA x (1- Marginal Tax Rate)) / (Total Debt + Shareholders Equity - Net Deferred Taxes - Cash). EBITA is defined as earnings before interest, taxes and amortization. Balance Sheet data as of the most recent date. (g) Calculated as ((LTM EBITA x (1- Marginal Tax Rate)) / (Total Debt + Shareholders Equity - Net Deferred Taxes - Goodwill - Cash). (h) Represents the percentage change of current stock prices from 52-week high and low.

Descriptions of selected publicly traded comparable companies Valuation Observations Detail

Descriptions of selected publicly traded comparable companies Valuation Observations Detail

Descriptions of selected publicly traded comparable companies Valuation Observations Detail

Descriptions of selected publicly traded comparable companies Valuation Observations Detail

Descriptions of selected comparable transactions Valuation Observations Detail

Descriptions of selected comparable transactions Valuation Observations Detail

Descriptions of selected comparable transactions Valuation Observations Detail

Descriptions of selected comparable transactions Valuation Observations Detail

Descriptions of selected comparable transactions Valuation Observations Detail

Descriptions of selected comparable transactions Valuation Observations Detail